Exhibit 99.1

Northrim News
Headquarters: 3111 C Street, Anchorage, AK 99503
www.northrim.com

For Immediate Release

Date:	September 1, 2004
Contact:	Blythe Campbell, AVP, Public Relations Manager
Phone:	(907) 261-3372

Northrim Bank Establishes Washington-based Lending Division

     Anchorage, Alaska—September 1, 2004 —Northrim Bank (Nasdaq: NRIM) President Marc Langland announced today that Northrim Bank has established a new division, Northrim Funding Services, to provide asset-based lending services to businesses in Washington and Oregon.

     “Our strong base in business lending in Alaska, and our experience in providing working capital loan products to our Alaska customers, is enabling Northrim to expand outside of Alaska with this new division,” Langland said.

     Northrim Funding Services will offer lending services to businesses that want to improve their cash flow by borrowing against their accounts receivable.

     Tom Nesbit was named Senior Vice President responsible for the new division, which will be based in Seattle. Nesbit was the founder and CEO of CAPCO Financial Company. “Tom comes to Northrim with more than 30 years of banking and financial experience as well as in-depth knowledge of the market,” Langland said, “We look forward to bringing Northrim’s ‘Customer First Service’ philosophy to businesses in the Pacific Northwest.”

     Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

###